SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15 (d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 1995




                 Digital Products Corporation
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            (Exact name of registrant as specified in character)


Florida                            0-9503                     59-1141879
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(State or other jurisdiction     (Commission                   (IRS Employer
of incorporation)                File Number)                Identification No.)



800 N.W. 33rd Street, Pompano Beach, Florida                       33064
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(Address of principal executive offices)                          (Zip Code)



            Registrant's telephone number, including area code:
                               (305) 783-9600
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Item 5.  Other Events

On August 1, 1995, Digital Products Corporation (the "Company") and Strategic Technologies Inc. ("Strategic"), announced the signing of a letter agreement between the companies which proposes a merger whereby Digital will become a wholly-owned subsidiary of Strategic and Digital shareholders will receive approximately 4.4 million Strategic shares in exchange for their Digital stock. Upon completion of the merger, Strategic will then have approximately 10.4 million shares outstanding (11.4 million fully diluted) including 600,000 Digital employee and management options to be assumed by Strategic exercisable at a price of (Cdn)$1.55.

The Company and Strategic further announced that the letter agreement also provides that Strategic will be granted a staged interim share purchase warrant entitling Strategic to acquire 500,000 shares of Digital, increasing on execution of definitive agreements to 2.0 million shares at a price of $0.25 per share for a one year period exercisable in the event the transaction does not consummate and dependent on the timing of the termination. The merger is expected to close in approximately 150 days but still remains subject to execution of definitive agreements, as well as the approval of shareholders and securities regulatory authorities having jurisdiction.

Attached as Exhibit 1 is a press release issued with respect to such matter on August 1, 1995.

                                 SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized,



                                     DIGITAL PRODUCTS CORPORATION





August 1, 1995                       /s/ Richard A. Angulo
- --------------                       -------------------------------------
Date                                 Richard A. Angulo
                                     President and Chief Executive Officer

STRATEGIC TECHNOLOGIES INC.                         DIGITAL PRODUCTS CORPORATION
("STRATEGIC")                                                        ("Digital")
Building A, Unit 102 17802 66th Avenue                      800 N.W. 33rd Street
Surrey, British Columbia V3S7X1                           Pompano Beach, Florida
Telephone:  (604) 576-8658                                             USA 33064
Telecopier:  (604) 576-0436                           Telephone:  (305) 783-9600
Contact:  Doug Blakeway                               Telecopier:  (305)783-9609
VSE Trading Symbol:  STI                             Contact:  Richard A. Angulo
                                            OTC Electronic Bulletin Board:  DIPC



                               NEWS RELEASE


August 1, 1995

          STRATEGIC TECHNOLOGIES INC. AND DIGITAL PRODUCTS CORP.
                            PROPOSE MERGER

Vancouver, British Columbia: Douglas H. Blakeway, President and CEO of STRATEGIC and Richard A. Angulo, President and CEO of Digital, announce the signing of a letter agreement between the companies which proposes a merger whereby Digital will become a wholly-owned subsidiary of STRATEGIC and Digital shareholders will receive approximately 4.4 million STRATEGIC shares for their Digital stock. Upon completion of the merger, STRATEGIC will then have approximately 10.4 million shares outstanding (11.4 million fully diluted) including 600,000 Digital employee and management options to be assumed by STRATEGIC exercisable at a price of (Cdn) $1.55. Digital and STRATEGIC have the number two and three market share positions in the North American home curfew offender monitoring business. The combined companies are expected to have gross revenues in the US $16 million per annum range.

The letter agreement also provides that STRATEGIC will be granted a staged interim share purchase warrant entitling STRATEGIC to acquire 500,000 shares of Digital, increasing on execution of definitive agreements to 2.0 million shares at a price of $0.25 per share for a one year period exercisable in the event the transaction does not consummate and dependent on the timing of the termination. The merger is expected to close in approximately 150 days but still remains subject to execution of definitive agreements, as well as the approval of shareholders and securities regulatory authorities having jurisdiction.

Upon consummation of the merger the Board of Directors shall consist of nine persons, five of whom shall be STRATEGIC nominees and four will be Digital nominees, including existing Directors Richard A. Angulo, Col. Clinton Pagano (Ret.), Michael A. Marino and Digital's corporate counsel Thomas P. Gallagher. Douglas H. Blakeway will become Chairman of the Board of Directors and CEO, and Richard A. Angulo will become the President and COO upon the effective date of the merger.

Douglas Blakeway stated, "The merger of STRATEGIC and Digital represents an ideal fit when you compare the complementary nature of the two companies' technologies, management, staff and existing customer base. STRATEGIC is very excited about the prospects for the combined companies in the current competitive environment. The merger of Digital and STRATEGIC will create an industry leader as a result of the combination of our respective financial resources, technological developments as well as our sales and marketing networks."

Richard A. Angulo stated, "We believe that the electronic monitoring industry has the potential to expand significantly and the industry will be eager for new leadership to manage and develop new opportunities. The merger of STRATEGIC and Digital will create synergies and economies which will benefit the shareholders of both companies."

In-residence monitoring of offenders is fast becoming a preferable alternative to the serious problem of prison overcrowding in Canada and the United States. STRATEGIC is the only Canadian manufacturer of electronic supervision equipment for use in court ordered home curfew programs. STRATEGIC markets its leading edge technology under the name SureTrac and SureTalk in Canada, the United States and Australia. Digital is a major provider of global information management solutions to the criminal justice and corrections industry, the construction trade and to corporations doing multinational business.

Further information will be released as the transaction progresses.

ON BEHALF OF THE BOARD                     ON BEHALF OF THE BOARD

Strategic Technologies, Inc.               Digital Products Corporation


Per:                                       Per:


Douglas H. Blakeway                        Richard A. Angulo
President and                              President and
Chief Executive Officer                    Chief Executive Officer